UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 15, 2009

Metabasis Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50785	33-0753322
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11119 North Torrey Pines Road La Jolla, California	92037
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 587-2770

Not Applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On September 15, 2009, Metabasis Therapeutics, Inc. (the “Company”) received a letter from the Nasdaq Stock Market informing the Company of its non-compliance with Marketplace Rule 5550(a)(2), which requires companies listed on the Nasdaq Capital Market to maintain a minimum closing bid price of $1.00 per share or more. Under Marketplace Rule 5810(c)(3)(A), the Company has a grace period of 180 calendar days, or until March 15, 2010, in which to regain compliance. If at anytime during this grace period the closing bid price of the Company’s common stock is $1.00 per share or more for a minimum of 10 consecutive business days, Nasdaq will provide the Company with written confirmation of regained compliance.

The press release announcing the Company’s receipt of the letter from the Nasdaq Stock Market is attached as Exhibit 99.1 and incorporated herein by reference.

Item 8.01	Other Events.

On May 21, 2009, the Company received a letter from the Nasdaq Stock Market informing the Company of its non-compliance with Marketplace Rule 4310(c)(3), which requires companies listed on the Nasdaq Capital Market to maintain a minimum of $2.5 million in shareholders’ equity. On June 1, 2009, the Company entered into a letter agreement (the “Letter Agreement”) with Hoffmann-La Roche Inc., Roche Palo Alto LLC and F.Hoffmann-La Roche Ltd. (collectively, “Roche”), which provided for the early payment by Roche of a $2.0 million milestone payment to the Company, on or before June 1, 2009, in connection with the Collaboration and License Agreement, dated August 7, 2008, by and between the Company and Roche (the “Collaboration Agreement”). Pursuant to the Letter Agreement, the payment of this milestone was accelerated in exchange for certain know-how that the Company was obligated to provide to Roche within 30 days of receipt of the payment. As a result of the Letter Agreement, during July and August 2009, the Company recognized revenue of $2.0 million attributable to the milestone payment from Roche, and $2.9 million attributable to the acceleration of previously deferred revenue related to the upfront, non-refundable payment of $10.0 million for the two-year research term of the Collaboration Agreement (the “Roche Revenue”). Primarily due to the Roche Revenue, as of September 18, 2009, the Company believes that it has regained compliance with the shareholders’ equity requirement. The Nasdaq Stock Market will continue to monitor the Company’s ongoing compliance with the shareholders’ equity requirement and, if at the time of its next periodic report the Company does not evidence compliance, the Company may be subject to delisting.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Number	Description
99.1	Press release of Metabasis Therapeutics, Inc. dated September 18, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

METABASIS THERAPEUTICS, INC.

	By:	/s/ Tran B. Nguyen Tran B. Nguyen Vice President, Chief Financial Officer, Treasurer and Corporate Secretary (Principal Financial Officer)

Date: September 18, 2009

INDEX TO EXHIBITS

Number	Description
99.1	Press release of Metabasis Therapeutics, Inc. dated September 18, 2009.